Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Novus Capital Corporation II on Form S-4 of our report dated March 26, 2021, with respect to our audit of the financial statements of Novus Capital Corporation II  as of December 31, 2020 and for the period from September 29, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

October 15, 2021